EXHIBIT 23.2
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the use in the Prospectus constituting part of this Registration Statement, on Form S-1 of our report dated February 11, 2005, with respect to the consolidated balance sheets of First California Bank as of December 31, 2004 and 2003, and the related consolidated statements of income, comprehensive income, changes in shareholders’ equity, and cash flows for each of the three years in the period ended December 31, 2004. We also consent to the reference to our Firm under the heading “Experts” in the Prospectus.
Portland, Oregon
February 7, 2006